IronBridge Capital Management
Code of Ethics

This Code of Ethics describes the standards of business conduct required of all IronBridge employees. This Code reflects our vision and values. No code of ethics can replace the thoughtful behavior of an ethical employee, but this Code serves to help us focus on key areas of ethical risk, provide guidance on appropriate behavior, and continue to foster the culture of integrity, honesty and accountability which is evident throughout IronBridge.

IronBridge employees must always put the fiduciary responsibility entrusted to us by our clients ahead of their own interests and the interests of IronBridge.

Compliance With Laws, Rules And Regulations

As a Registered Investment Advisor, IronBridge is subject to regulation by the Securities and Exchange Commission, and compliance with federal, state and local laws. IronBridge insists on strict compliance with the spirit and the letter of these laws and regulations.

Insider Trading

IronBridge has Insider Trading policies and procedures which governs our employees. These policies, among other things, prohibit employees from effecting securities transactions while in the position of material, non-public information.

Employees who obtain material, non-public information that may relate to a security of interest to IronBridge must report such information, including the source, to the Chief Compliance Officer and shall not disclose such information to anyone else without express permission from the Chief Compliance Officer.

Confidential Information

Employees are required to maintain the confidentiality of all confidential information that they receive or become privy to in connection with the IronBridge's business, except when disclosure is authorized or legally mandated. You must not use confidential information for your own advantage or profit.

Conflicts of Interest

Employees should be scrupulous in avoiding any conflict of interest with regard to the interests of IronBridge's fiduciary responsibility to our clients. A conflict of interest occurs when an individual's private interest interferes with the interests of our clients. Another possible conflict situation can arise when an employee pursues interests that prevent the individual from performing his duties objectively and effectively. Conflicts of interest also arise when an employee or member of the individual's family receives undisclosed, improper benefits as a result of the individual's position with IronBridge. Any conflict of interest that arises in a specific situation or transaction must be disclosed to the Chief Compliance Officer by the individual and resolved before taking any action.

Matters involving a conflict of interest are prohibited as a matter of IronBridge policy, except when approved by the Chief Compliance Officer. Conflicts of interest may not always be evident, and individuals should consult with the Chief Compliance Officer if they are uncertain about any situation.

Adopted January 28, 2005

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IronBridge Capital Management
Code of Ethics
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Personal Securities Trading

IronBridge maintains personal securities trading policies and procedures. These policies, among other things, require employees to obtain prior written approval before placing a personal security transaction. Employees are also required to provide a complete initial securities holdings report and at least once a year thereafter. Finally, quarterly transaction reports are required from each employee.

Initial Public Offerings and Private Placements

Employees are required to obtain approval from the Chief Compliance Officer prior to investing in IPO and Private Placements. Most individuals rarely have the opportunity to invest in these types of securities; an access person's IPO or private placement purchase therefore raises questions as to whether the employee is misappropriating an investment opportunity that should first be offered to eligible clients, or whether a portfolio manager is receiving a personal benefit for directing client business or brokerage.

Enforcement

The IronBridge Code of Ethics are supported by the specific and detailed practices and procedures contained in the IronBridge Compliance Program. Any violation of this Code will lead to disciplinary action, up to and including termination of employment.

Compliance Standards and Procedures

Seeking Guidance

Employees are encouraged to seek guidance from senior managements or the Chief Compliance Officer when in doubt about the best course of action to take in a particular situation. In most instances, questions regarding the Code should be brought to the Attention of the Chief Compliance Officer

Reporting Violations

If an employee knows of or suspects a violation of the Code, applicable laws and regulations, or IronBridge's other internal policies or procedures, he or she must report the violation immediately to the Chief Compliance Officer.

Investigations

Reported violations will be promptly investigated. It is imperative that the person reporting the violation not conduct an investigation on his or her own. However, employees directors are expected to cooperate fully with any investigation made by the IronBridge into reported violations.

Adopted January 28, 2005

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IronBridge Capital Management
Code of Ethics
Page 3

Discipline/Penalties

Employees who violate this Code may be subject to disciplinary action, up to and including dismissal. Employees who have knowledge of a violation and fail to move promptly to report or correct it and employees who direct or approve violations may also be subject to disciplinary action, up to and including dismissal.

Furthermore, violation of some provisions of this Code are illegal and may subject the employee to civil and criminal liability, If you have any questions about how this Code should be applied in a particular situation, you should contact promptly the Chief Compliance Officer.



Adopted January 28, 2005